Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and between

IMAGE ENTERTAINMENT, INC.

and

WELLS FARGO FOOTHILL, INC.

Dated as of August 10, 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION
	1.1	Definitions
	1.2	Accounting Terms
	1.3	Code
	1.4	Construction
	1.5	Schedules and Exhibits
2.	LOAN AND TERMS OF PAYMENT
	2.1	Revolving Advances
	2.2	Letters of Credit and Letter of Credit Guarantees
	2.3	Capital Expenditure Loan
	2.4	Overadvances
	2.5	Interest: Rates, Payments, and Calculations
	2.6	Collection of Accounts
	2.7	Crediting Payments; Application of Collections
	2.8	Maintenance of Loan Account; Statements of Obligations
	2.9	Designated Account
	2.10	Fees
	2.11	Intentionally Omitted
	2.12	LIBOR Option
	2.13	Payments on the Capital Expenditure Loan Note
3.	CONDITIONS; TERM OF AGREEMENT
	3.1	Conditions Precedent to Initial Advance, Capital Expenditure Loan, L/C, L/C Guaranty
	3.2	Conditions Precedent to All Advances, Capital Expenditure Loans, L/Cs, or L/C Guarantees; Conditions Subsequent
	3.3	Term; Automatic Renewal
	3.4	Effect of Termination
	3.5	Early Termination by Borrower
	3.6	Termination Upon Event of Default
3.7
4.	CREATION OF SECURITY INTEREST
	4.1	Grant of Security Interest
	4.2	Negotiable Collateral
	4.3	Collection of Accounts, General Intangibles, Negotiable Collateral
	4.4	Commercial Tort Claims; Delivery of Additional Documentation Required
	4.5	Power of Attorney
	4.6	Right to Inspect
	4.7	Filing Authorization
	4.8	Control Agreements
5.	REPRESENTATIONS AND WARRANTIES

i

	5.1	No Prior Encumbrances
	5.2	Eligible Accounts
	5.3	Eligible Inventory
	5.4	Location of Inventory and Equipment
	5.5	Inventory Records
	5.6	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims
	5.7	Due Organization and Qualification; Subsidiaries
	5.8	Due Authorization; No Conflict
	5.9	Litigation
	5.10	No Material Adverse Change in Financial Condition
	5.11	Solvency
	5.12	Employee Benefits
	5.13	Environmental Condition
	5.14	Reliance by Foothill; Cumulative
	5.15	Lender’s Liens
	5.16	Brokerage Fees
	5.17	License Agreements
	5.18	Reaffirmation
	5.19	Indebtedness
	5.20	Deposit Accounts and Securities Accounts
6.	AFFIRMATIVE COVENANTS
	6.1	Accounting System
	6.2	Collateral Reports
	6.3	Schedules of Accounts
	6.4	Financial Statements, Reports, Certificates
	6.5	Tax Returns
	6.6	Designation of Inventory
	6.7	Returns
	6.8	Title to Equipment
	6.9	Maintenance of Equipment
	6.10	Taxes
	6.11	Insurance
	6.12	Financial Covenants
	6.13	No Setoffs or Counterclaims
	6.14	Location of Inventory and Equipment
	6.15	Compliance with Laws
	6.16	Leases
	6.17	License Agreements
	6.18	Formation of Subsidiaries
7.	NEGATIVE COVENANTS

	7.1	Indebtedness
	7.2	Liens
	7.3	Restrictions on Fundamental Changes
	7.4	Change Name
	7.5	Guarantee
	7.6	Restructure
	7.7	Prepayments
	7.8	Change of Control
	7.9	Capital Expenditures
	7.10	Consignments
	7.11	Distributions
	7.12	Accounting Methods
	7.13	Investments
	7.14	Transactions with Affiliates
	7.15	Suspension
	7.16	Use of Proceeds
	7.17	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees
	7.18	Amendment or Termination of License Agreements
	7.19	Securities Accounts
8.	EVENTS OF DEFAULT
9.	FOOTHILL’S RIGHTS AND REMEDIES
	9.1	Rights and Remedies
	9.2	Remedies Cumulative
10.	TAXES AND EXPENSES
11.	WAIVERS; INDEMNIFICATION
	11.1	Demand; Protest; etc
	11.2	Foothill’s Liability for Collateral
	11.3	Indemnification
12.	NOTICES
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER
14.	DESTRUCTION OF BORROWER’S DOCUMENTS
15.	GENERAL PROVISIONS
	15.1	Effectiveness
	15.2	Successors and Assigns
	15.3	Confidentiality
	15.4	Section Headings
	15.5	Interpretation

15.6	Severability of Provisions
15.7	Amendments in Writing
15.8	Counterparts; Telefacsimile Execution
15.9	Revival and Reinstatement of Obligations
15.10	Integration
15.11	Borrower Acknowledgment of Prior Obligations and Continuation Thereof
15.12	No Novation

SCHEDULES AND EXHIBITS

Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Liens
Schedule 2.6	Lockbox Banks
Schedule 5.6	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims
Schedule 5.7	Subsidiaries
Schedule 5.9	Litigation
Schedule 5.17	License Agreements
Schedule 5.19	Indebtedness
Schedule 5.20	Deposit Accounts; Securities Accounts
Schedule 6.14	Location of Inventory and Equipment

Exhibit C-1	Form of Capital Expenditure Note
Exhibit C-2	Form of Compliance Certificate

1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, is entered into as of August 10, 2005, between WELLS FARGO FOOTHILL, INC., a California corporation formerly known as Foothill Capital Corporation (“Foothill”), with a place of business located at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404, and IMAGE ENTERTAINMENT, INC., a California corporation (“Borrower”), with its chief executive office located at 20525 Nordhoff St., Suite 200, Chatsworth, California 91311.

WHEREAS, Borrower and Foothill are parties to that certain Loan and Security Agreement, dated as of December 28, 1998 (as amended, supplemented, and otherwise modified from time to time prior to the Restatement Effective Date, the “Existing Loan Agreement”);

WHEREAS, subject to the terms and conditions set forth herein, Borrower and Foothill desire to amend and restate the Existing Loan Agreement in its entirety as provided in this Agreement, it being understood that except as set forth in Section 3.1(a)(l)(i), no repayment of the obligations under the Existing Loan Agreement is being effected hereby, but merely an amendment and restatement in accordance with the terms hereof.

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                                 Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of an Account, chattel paper or General Intangible.

“Accounts” means an account (as that term is defined in the Code).

“Additional Documents” has the meaning set forth in Section 4.4.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Amended and Restated Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Amended and Restated Loan and Security Agreement.

“Applicable Margin” means as of any date of determination, the per annum percentage determined by the matrix set forth below, based upon the average Excess Availability for the calendar month immediately preceding such date of determination:

Average Excess Availability	Applicable Margin
Greater than $15,000,000	0.00%
Greater than $7,500,000 but less than or equal to $15,000,000	0.25%
Less than or equal to $7,500,000	0.50%

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated August 20, 1998 between Crane and Image Newco, Inc.

“Authorized Officer” means any officer or employee of Borrower.

“Average Unused Portion of Maximum Revolving Credit Amount” means (a) the Maximum Revolving Credit Amount; less (b) the sum of:  (i) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

“BA Leasing” means BankAmerica Leasing & Capital Corporation.

“BofA” means Bank of America National Trust and Savings Association in Nevada.

“BofA Mortgagee Waiver” means a collateral access and personal property subordination agreement entered into between Foothill and BofA, the terms of which are acceptable to Foothill.

“Bankruptcy Code” means the United States Bankruptcy Code (11  U.S.C. § 101 et seq.), as in effect from time to time, and any successor statute.

“Base LIBOR Rate” means the rate per annum, determined by Foothill in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100°/a), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Reference Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Benefit Plan” means a “defined benefit plan” (as defined in Section  3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate of Borrower, has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower’s Books” means all of Borrower’s and its Subsidiaries’ books and records including:  ledgers; records indicating, summarizing, or evidencing Borrower’s or its Subsidiaries’ properties or assets (including the Collateral or the Real Property) or liabilities; all information relating to Borrower’s or its Subsidiaries’ business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.

“Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)                                  all of its Accounts,

(b)                                 all of its Borrower’s Books,

(c)                                  all of its commercial tort claims described on Schedule 5.6(d),

(d)                                 all of its Deposit Accounts,

(e)                                  all of its Equipment,

(f)                                    all of its General Intangibles,

(g)                                 all of its Inventory,

(h)                                 all of its Investment Property (including all of its securities and Securities Accounts),

(i)                                     all of its Negotiable Collateral,

(j)                                     all of its Supporting Obligations,

(k)                                  money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

(l)                                     the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Borrower’s Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrowing Base” has the meaning set forth in Section 2.1.

“Borrowing Base Parties” means, collectively, Borrower and, subject to the following terms and conditions, HVE: (i) Foothill shall have conducted a field audit, and, if necessary, an appraisal, of the Accounts of HVE, each of which audit or appraisal shall be satisfactory to Foothill in its sole discretion and (ii) Foothill shall have given written notice to Borrower confirming Foothill’s approval of HVE as a Borrowing Base Party.  Each of Borrower and, subject to the satisfaction of the foregoing conditions, HVE is a “Borrowing Base Party”.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditure Loan” means one or more of the term loans made, or to be made, by Foothill to Borrower pursuant to the terms of Section 2.3 hereof.

“Capital Expenditure Loan Commitment” has the meaning set forth in Section 2.3 hereof.

“Capital Expenditure Loan Note” has the meaning set forth in Section 2.3 hereof, which note shall be in the form of Exhibit C-1 attached hereto.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guarantied or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $200,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-2 or the equivalent thereof by Standard & Poor’s Corporation (‘S&P’) or at least P-2 or the equivalent thereof by Moody’s Investors Services, Inc. (‘Moody’s’) (any such bank, an ‘Approved Bank’), with such deposits or certificates having maturities of not more than one year from the date of acquisition, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any Approved Bank, (d) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition, and (e) investments in money market funds that are registered under the Investment Company Act of 1940, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clause (a) through (d) above.  All such Cash Equivalents must be denominated solely for payment in U.S.  Dollars.

“CD” means compact disc digital format.

“Change of Control” shall be deemed to have occurred at such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities

Exchange Act of 1934, but exclusive of IIC, so long as it continues to be owned and controlled by Messrs. John W. Kluge and Stuart Subotnick, or their respective heirs) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors, or (ii) Borrower ceases to own 100% of the outstanding Stock of each of its Subsidiaries.

“Code” means the California Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a lien upon, or having rights or interests in the Borrower’s Books, or the Equipment or Inventory of Borrower or its Subsidiaries, in each case, in form and substance satisfactory to Foothill.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-2 and delivered by the chief accounting officer of Borrower to Foothill.

“Control Agreement” means a control agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower or any of its Subsidiaries, Foothill, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a Deposit Account.

“Crane” means Ken Crane’s Magnavox City, Inc. d/b/a Ken Crane’s Home Entertainment, a California corporation.

“Daily Balance” means the amount of an Obligation owed at the end of a given day.

“Deposit Accounts” means any deposit account (as that term is defined in the Code).

“Designated Account” means account number 3030148974 of Borrower maintained with Borrower’s Designated Account Bank, or such other Deposit Account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

“Designated Account Bank” means Union Bank of California, N.A., whose office is located at 5855 Topanga Canyon Boulevard, Suite 200, Woodland Hills, California, 91367, and whose ABA number is 122-000-496.

“Dilution Reserve” means, as of the date of any determination, an amount equal to (a) the amount of Eligible Accounts, multiplied by (b) the amount (expressed as a percentage and calculated based upon the prior twelve month period) of Accounts of the Borrowing Base Parties which were the subject of credit memoranda and other dilution in excess of twelve percent (12%); provided, however, that if (i) the average Excess Availability (for the six calendar month period immediately preceding such date of determination) is at least $7,500,000 and (ii) no Event of Default has occurred and is continuing, then the “Dilution Reserve” shall mean the amount of Eligible Accounts, multiplied by the amount (expressed as a percentage and calculated based upon the prior twelve month period) of Accounts of the Borrowing Base Parties which were the subject of credit memoranda and other dilution in excess of fifteen percent (15%).

“Dollars” or “$” means United States dollars.

“DVD” means digital video disc optical format.

“Early Termination Premium” has the meaning set forth in Section 3.5.

“EBITDA” means, with respect to any fiscal period, consolidated earnings of the Borrower and its Subsidiaries before all interest, taxes, depreciation and amortization expenses (excluding Borrower’s or its subsidiaries amortized production costs) for such period, determined in accordance with GAAP.

“Eligible Accounts” means those Accounts, net of finance charges, created by any Borrowing Base Party in the ordinary course of business that arise out of such Borrowing Base Party sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill’s reasonable credit judgment.  Eligible Accounts shall not include the following:

(a)                                  Accounts that the Account Debtor has failed to pay within sixty (60) to eighty-nine (89) days of the due date set forth in the invoice to the extent of that amount by which the total of Accounts in such category of past-due Accounts would exceed ten percent (10%) of the total of Eligible Accounts as of the date of the determination thereof, or Accounts that the Account Debtor has failed to pay within ninety (90) days of the due date set forth in the invoice, or Accounts with selling terms of more than ninety (90) days, and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of the due date set forth in the invoice;

(b)                                 Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

(c)                                  Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, or bill and hold, are C.O.D. or subject to conditional sale contracts, or other terms by reason of which the payment by the Account Debtor may be conditional;

(d)                                 Accounts with respect to which the Account Debtor is not resident of the United States or Canada, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

(e)                                  Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. § 3727), or (ii) any State of the United States;

(f)                                    Accounts with respect to which Borrower or any of its Subsidiaries is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Person (exclusive, however, of Accounts with respect to which Borrower shall have obtained an agreement, in form and substance satisfactory to Foothill, from the Account Debtor agreeing to waive its rights of offset as against Foothill);

(g)                                 Accounts with respect to an Account Debtor (including Musicland Group, Inc. (“Musicland”)) whose total obligations owing to the Borrowing Base Parties exceed fifteen percent (15%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, (i) in the case of Accounts with respect to which Anderson Merchandisers (“Anderson”) is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to Borrowing Base Parties to the extent that the total obligations of Anderson owing to the Borrower and its Subsidiaries exceed thirty percent (30%) of all Eligible Accounts, it being understood that such percentage threshold for Accounts owing by Anderson is subject to downward modification in Foothill’s sole discretion based on Foothill’s continuing review, from time to time, of the performance of such Accounts, and (ii) in the case of Accounts with respect to which Best Buy, Inc. (“Best Buy”) is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to the Borrowing Base Parties to the extent that the total obligations of Best Buy owing to the Borrower and its Subsidiaries exceed twenty-five percent (25%) of all Eligible Accounts; provided, however, that in no event shall Eligible Accounts include Accounts of Musicland or Best Buy to the extent that the aggregate amount of total obligations of Musicland and Best Buy owing to Borrower and its Subsidiaries exceed forty percent (40%) of all Eligible Accounts; and provided further, however, that in no event shall Eligible Accounts include Accounts of Anderson or Best Buy to the extent that the aggregate amount of total obligations of Anderson and Best Buy owing to Borrower and its Subsidiaries exceed forty-five percent (45%) of all Eligible Accounts;

(h)                                 Accounts arising from rebilling or chargebacks with respect to short billing on prior invoices;

(i)                                     Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto (to the extent of the amount of the dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(j)                                     Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor’s financial condition;

(k)                                  Accounts that are payable in other than United States Dollars;

(1)                                  Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

(m)                               Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services; and

(n)                                 Accounts that are not subject to a valid and perfected first priority security interest in favor of Foothill.

 “Eligible Inventory” means Inventory consisting of first quality DVD or CD finished goods held for sale in the ordinary course of any Borrowing Base Party’s business, net of any variance between the amounts thereof as determined by such Borrower’s perpetual inventory as compared to the amounts thereof recorded in such Borrower’s general ledger, that are located at such Borrowing Base Party’s premises identified on Schedule E-1, are acceptable to Foothill in the exercise of its reasonable credit judgment, and strictly comply with all representations and warranties made to Foothill. Eligible Inventory shall not include Exclusive DVD or CD Inventory, Inventory consisting of laserdiscs or any other format other than DVD or CD, slow moving or obsolete items, restrictive or custom items, work-in-process, components, packaging (including DVD “jewel cases”) and shipping materials, supplies used or consumed in any Borrowing Base Party’s business, Inventory at any location in the continental United States other than those set forth on Schedule E-1, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill’s valid and perfected first priority security interest, defective goods, “seconds,” Inventory acquired on consignment, and Inventory located on real property leased by Borrower or any of its Subsidiaries or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any stored on the premises. Eligible Inventory shall be valued at the lower of Borrower’s cost (computed on an average cost basis according to GAAP) or market value; provided, however, that the value of any and all Eligible Inventory consisting of Inventory constituting CD’s shall at all times be subject to Foothill’s satisfaction, in its sole discretion, based on appraisals of such Inventory conducted from time to time; provided, further, that Foothill, in its sole discretion, may exclude the value of such CD Inventory from Eligible Inventory based on such appraisals of such Inventory.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), computer hardware, tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any assets acquired by Borrower with the proceeds of a Capital Expenditure Loan, (b) any interest of Borrower or its Subsidiaries in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means the amount, as of the date any determination thereof is to be made, equal to:

(a)                                  the lesser of (i) the aggregate amount of Advances available to Borrower as of such time (based on the applicable advance rates set forth in Section 2.1 hereof and calculated as if no Advances are outstanding), subject to the sublimits and availability reserves established by Foothill under the terms of the Agreement less the Letter of Credit Usage, and (ii) the Maximum Revolving Credit Amount less the Letter of Credit Usage, minus.

(b)                                 the sum of (i) the amount of all then outstanding Advances, (ii) the amount (not less than $0) by which Borrower’s and its Subsidiaries’ past due trade payables has increased during the period from the initial prospect audit through such date of determination, and (iii) the aggregate amount of Borrower’s and its Subsidiaries’ book overdrafts.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exclusive CD Inventory” means CD Inventory that Borrower or any of its Subsidiaries has the exclusive right to manufacture or distribute wholesale.

“Exclusive DVD Inventory” means DVD Inventory that Borrower or any of its Subsidiaries has the exclusive right to manufacture or distribute wholesale.

“Existing Loan Agreement” has the meaning set forth in the recitals to this Agreement.

“FEIN” means Federal Employer Identification Number.

“Foothill” has the meaning set forth in the preamble to this Agreement.

“Foothill Account” has the meaning set forth in Section 2.6.

“Foothill Expenses” means all reasonable:  costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by any Obligor under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), and search fees assessed, paid, or incurred by Foothill in connection with Foothill’s transactions with any of the Obligors; costs and expenses incurred by Foothill in the disbursement of funds to Borrower or its Subsidiaries (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower’s Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Obligor), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

“Funding Losses” has the meaning set forth in Section 2.12(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer discs or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims) and any other personal property other than goods, Accounts, Deposit Accounts, Investment Property and Negotiable Collateral.

“Guarantors” means, each Subsidiary of Borrower, excluding Image Entertainment (UK), and “Guarantor” means any one of them.

“Guarantor Security Agreement” means that certain Security Agreement dated as of August 1, 2002, by and between the Guarantors and Foothill previously delivered to Foothill.

“Guaranty” means that certain General Continuing Guaranty dated as of August 1, 2002, by the Guarantors in favor of Foothill previously delivered to Foothill.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

“HVE” means Home Vision Entertainment, Inc. (formerly known as Public Media, Inc.), a Delaware corporation and a Subsidiary of Borrower.

“IIC” means Image Investors Co., a Delaware corporation.

“IIC Subordination” means a subordination agreement entered into among Foothill, Borrower and IIC, the terms of which are satisfactory to Foothill.

“Indebtedness” means:  (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others of like kind and nature to those described in clauses (a) through (c) above that are secured by a lien or security interest on any property or asset of any Obligor, irrespective of whether such obligation or liability is assumed; and (e) any obligation guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to any Obligor) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

“Initial Closing Date” means December 28, 1998.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower and each of its Subsidiaries and Foothill, the form and substance of which is satisfactory to Foothill.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Renewal Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment Property” means investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Las Vegas Facility” means that 76,000 square foot warehouse and automated distribution facility located on approximately 8.4 acres of Borrower’s real property adjacent to McCarren International Airport in Las Vegas, Nevada, with a street address of 6650 South Spencer Street, Las Vegas, NV 89119.

“L/C” has the meaning set forth in Section 2.2(a).

“L/C Guaranty” has the meaning set forth in Section 2.2(a).

“Lender’s Liens” means the Liens granted by Borrower and its Subsidiaries to Foothill under this Agreement or the other Loan Documents.

“Letter of Credit” means an L/C or an L/C Guaranty, as the context requires.

“Letter of Credit Usage” means the sum of (a) the undrawn amount of Letter of Credit, plus (b) the amount of unreimbursed drawings under Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.12(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Twelfth Amendment.

“LIBOR Option” has the meaning set forth in Section 2.12(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Foothill (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means as of any date of determination, the per annum percentage determined by the matrix set forth below, based upon the average Excess Availability for the calendar month immediately preceding such date of determination:

Average Excess Availability for the preceding month	LIBOR Rate Margin
Greater than $15,000,000	2.50%
Greater than $7,500,000 but less than or equal to $15,000,000	2.75%
Less than or equal to $7,500,000	3.00%

“License Agreements” means, collectively, the distribution and license agreements, each as amended from time to time, pursuant to which licensors have granted Borrower the right, whether exclusive or non-exclusive, to manufacture or distribute wholesale laserdisc, DVD or other formatted programming.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Lien Creditor” means any creditor that holds a lien or other security interest in the Eligible Accounts of any Borrowing Base Party.

“Loan Account” has the meaning set forth in Section 2.8.

“Loan Documents” means this Agreement, the Lockbox Agreements, the Capital Expenditure Loan Note, the Disbursement Letter, the Letters of Credit, the Trademark Security Agreement, the Guaranty, the Guarantor Security Agreement, the Stock Pledge Agreement, the Intercompany Subordination Agreement, any Collateral Access Agreements and depository account, blocked account, lockbox account or similar agreements, or  note or notes executed by Borrower or its Subsidiaries and payable to Foothill, any agreement whereby any Person is joined as a party to any Loan Document or made a continuing guaranty of the Obligations, and any other agreement entered into, now or in the future, in connection with this Agreement.

“Lockbox Account” shall mean a depositary account established pursuant to one of the Lockbox Agreements.

“Lockbox Agreements” means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

“Lockbox Banks” means, collectively, the financial institutions set forth in Schedule 2.6.

“Lockboxes” has the meaning set forth in Section 2.6.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, properties, assets, prospects, or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) the value of the Eligible Accounts or Eligible Inventory or the validity or priority of Foothill’s Lender’s Lien therein, or (c) the ability of Borrower or its Subsidiaries to perform, or of Foothill to enforce, the Obligations.

“Maximum Amount” means the Maximum Revolving Credit Amount plus One Million Dollars ($1,000,000).

“Maximum Revolving Credit Amount” means Twenty-One Million Dollars ($21,000,000).

“Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein Borrower is the lessor), chattel paper (including electronic chattel paper and tangible chattel paper), and Borrower’s Books relating to any of the foregoing.

“Obligations” means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower’s Loan Account pursuant to any agreement authorizing Foothill to charge Borrower’s Loan Account), obligations, fees, charges, costs or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing any Obligor to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument (including the Capital Expenditure Loan Note), or pursuant to any other agreement between Foothill and any Obligor regarding the financing that is the subject hereof), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from any Obligors to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that any Obligor is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Obligors” means collectively, Borrower, each of its Subsidiaries, each Guarantor, and each other Person which guarantees all or any part of the Obligations, and “Obligor” means any one of them.

“Offering” means the primary offering of 2,400,000 shares of the capital stock of Borrower.

 “OLV” shall mean, as of the date of determination thereof, the appraised orderly liquidation value (expressed as a percentage of the value of the Inventory of the Borrowing Base Parties (the lower of cost, computed on an average cost basis according to GAAP, or market value), net of all associated costs and expenses of such liquidation, as determined from time to time by a qualified appraisal company selected by Foothill in its discretion, on such basis and applying such criteria as Foothill shall require, such appraisals to be conducted with such frequency as determined by Foothill in its reasonable credit judgment.

“Original Loan Documents” has the meaning set forth in Section 15.11.

“Overadvance” has the meaning set forth in Section 2.4.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Investments” means:  (a) cash or Cash Equivalents, (b) interest bearing demand or time deposits (including certificates of deposit) that are insured by the Federal Deposit Insurance Corporation or a similar federal insurance program, and (c) such other investments as Foothill may approve in its sole discretion.

“Permitted Liens” means:  (a) liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required to paid by this Agreement or the other Loan Documents or does not constitute an Event of Default hereunder; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, and materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or the subject of a Permitted Protest; (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) any attachment or judgment lien not constituting an Event of Default hereunder; (e) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries; (f) easements, rights-of-way, restrictions, minor defects, encroachments, or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries; (g) any interest or title of a lessor or sublessor under any lease permitted by this Agreement; (h) liens arising from UCC financing statements relating solely to leases permitted by this Agreement; (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties that are not delinquent in connection with the importation of goods; (j) any interest (exclusive of security interests or other consensual lien) or title of a licensor under any License Agreement; (k) liens and security interests held by Foothill; (1) liens and security interests set forth on Schedule P-1 attached hereto; and (m) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.9, and so long as the security interest or lien only secures the purchase price of the asset.

“Permitted Protest” means the right of Borrower or any of its Subsidiary to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is required by GAAP, (ii) any such protest is instituted and diligently prosecuted by Borrower or its applicable Subsidiary in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries and the improvements thereto.

“Reference Rate” means the variable rate of interest, per annum, most recently announced by Wells Fargo Bank, National Association, a national banking association, or any successor thereto, as its “prime rate,” irrespective of whether such announced rate is the best rate available from such financial institution.

“Renewal Date” has the meaning set forth in Section 3.3.

“Reserve Percentage” means, on any day, for Foothill, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor governmental authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency finding (currently referred to as “eurocurrency liabilities”) of Foothill, but so long as Foothill is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restatement Effective Date” means the date that all of the conditions set forth in Section 3.1 of this Agreement shall be satisfied (or waived by Foothill in its sole discretion).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” (as that term is defined in the Code).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreement” means a Stock Pledge Agreement dated as of August 1, 2002, executed and delivered by Borrower to Foothill with respect to the pledge of the Stock owned by Borrower.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.

“Tangible Net Worth” means, as of the date any determination thereof is to be made, the difference of:  (a) Borrower’s total stockholder’s equity; minus (b) the sum of: (i) all intangible assets of Borrower; (ii) all of Borrower’s prepaid expenses; and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis in accordance with GAAP.

“Trademark Security Agreement” has the meaning set forth in Section 3.2(b) of this Agreement.

“Voidable Transfer” has the meaning set forth in Section 15.9.

1.2                                 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3                                 Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4                                 Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements as set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5                                 Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                                 Revolving Advances.

(a)                                  Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Credit Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.  For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean an amount equal to the sum of:

(i)                             an amount equal to the lesser of

(v)                                 eighty percent (80%) of the amount of Eligible Accounts less the amount, if any, of the Dilution Reserve, and

(w)                               an amount equal to Borrowing Base Parties collections with respect to Accounts for the immediately preceding ninety (90) day period; plus

(ii)                          an amount equal to the lowest of

(x)                                   fifty percent (50%) of the value of Eligible Inventory to the extent that such amount does not exceed eighty-five percent (85%) of the OLV of Eligible Inventory,

(y)                                 fifty percent (50%) of the amount of credit availability created by Section 2.1(a)(i) (it being understood that in calculating the credit availability under this clause, all Obligations shall be deemed to have been advanced or issued against Eligible Accounts to the maximum extent of availability against Eligible Accounts), and

(z)                                   Five Million Dollars ($5,000,000).

(b)                                 Anything to the contrary in Section 2.1(a) above notwithstanding, upon the occurrence and during the continuance of an Event of Default Foothill may reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill’s security interests in the Collateral.

(c)                                  Foothill shall have no obligation to make advances under this Section 2.1 to the extent they would cause the outstanding Obligations under this Section 2.1 and the Obligations outstanding under Section 2.2 to exceed the Maximum Revolving Credit Amount.  Foothill shall have no obligation to make advances under this Section 2.1 to the extent they would cause the outstanding Obligations to exceed the Maximum Amount.

(d)                                 Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section 2.5(d).  Borrower agrees to establish and maintain a single designated Deposit Account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder.  Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated Deposit Account.  Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2                                 Letters of Credit and Letter of Credit Guarantees.

(a)                                  Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an “L/C”) or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an “L/C Guaranty”) with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of:  (i) the Borrowing Base less the amount of advances outstanding pursuant to Section 2.1, and (ii) Four Million Dollars ($4,000,000).  Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees.  Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Restatement Effective Date.  Each L/C and each letter of credit that is the subject of an L/C Guaranty shall have an expiry date no later than thirty (30) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any potential renewal term) and all such L/Cs and letters of credit (and the applicable L/C Guarantees) shall be in form and substance acceptable to Foothill in its sole discretion.  Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the Maximum Revolving Credit Amount.  The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers’ compensation premiums or other similar obligations.  If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.5.

(b)                                 Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees.  Borrower agrees to be bound by the issuing bank’s regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower’s account or by Foothill’s interpretations of any L/C issued by Foothill to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission (except for gross negligence or willful misconduct), in following Borrower’s instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto.  Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank.  Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill’s indemnification of any such issuing bank other than as a result of Foothill’s gross negligence or willful misconduct.

(c)                                  Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill’s instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application.  Borrower may or may not be the “applicant” or “account party” with respect to such letter of credit.

(d)                                 On the first day of each month, Borrower will pay Foothill a fee equal to (i) one percent (1.0%) per annum times the average Daily Balance of the L/Cs or L/C Guarantees that were outstanding during the immediately preceding month, and (ii) the service charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

(e)                                  Immediately upon the termination of this Agreement, Borrower agrees to either:  (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill’s obligations under L/Cs plus the maximum amount of Foothill’s obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill’s obligations under its outstanding L/Cs and L/C Guarantees.  At Foothill’s discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

(f)                                    If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

(A)                              any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

(B)                                there shall be imposed on the issuing bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto; and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.5(a) or (b)(i), as applicable.  The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.3                                 Capital Expenditure Loan.  Subject to the terms and conditions of this Agreement, Foothill agrees to make a series of term loans to Borrower in an aggregate amount at any one time outstanding of up to One Million Dollars ($1,000,000) (the “Capital Expenditure Loan Commitment”), to be evidenced by and repayable in accordance with the terms and conditions of a single promissory note (the “Capital Expenditure Loan Note”), substantially in the form of Exhibit C-1 attached hereto, executed by Borrower in favor of Foothill. Each such term loan shall be made by Foothill at such times and in such amounts as Borrower may request in writing, shall be advanced directly to the applicable vendor or Borrower, as the case may be, and once borrowed may be repaid or prepaid without penalty and then, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The foregoing notwithstanding: (i) each borrowing of a Capital Expenditure Loan shall be in a minimum principal amount of One Hundred Thousand Dollars ($100,000), or such lesser amount as is the then unfunded balance of the Capital Expenditure Loan Commitment; (ii) each borrowing of a term loan shall be in an amount, as determined by Foothill, up to eighty percent (80%) of Borrower’s invoice cost (net of installation and other so-called ‘soft costs’) of new Equipment to be purchased by Borrower, that is acceptable to Foothill in all respects and that is not to be affixed to real property or become installed in or affixed to other goods; and (iii) the aggregate amount of Capital Expenditure Loans shall not exceed the lesser of cost or fair market value, at the time of acquisition or construction, of the Equipment so acquired or constructed. All amounts evidenced by the Capital Expenditure Loan Note shall constitute Obligations.

2.4                                 Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an “Overadvance”), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay noncontingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower’s obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

2.5                                 Interest:  Rates, Payments, and Calculations.

(a)                                  Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance thereof as follows:  (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin for the Interest Period for such Advance and (ii) otherwise, at a per annum rate equal to the Reference Rate plus the Applicable Margin.

(b)                                 Default Rate.  (i) All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four (4.0) percentage points above the Reference Rate.  (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to four percent (4.0%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

(c)                                  Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than five percent (5.0%) per annum.

(d)                                 Payments.  Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof.  Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), and all installments or other payments due under the Capital Expenditure Loan Note or any other note or other Loan Document to Borrower’s Loan Account, which amounts thereafter shall accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(e)                                  Computation.  In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(f)                                    Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement or the Capital Expenditure Loan Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and Foothill, in executing this Agreement and the Capital Expenditure Loan Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein or in the Capital Expenditure Loan Note to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement and the Capital Expenditure Loan Note, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6                                 Collection of Accounts.  Borrower shall, and shall cause its Subsidiaries to, at all times maintain Lockboxes (the “Lockboxes”) and, immediately after the Restatement Effective Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower and its Subsidiaries to remit all Collections in respect thereof to such Lockboxes.  Borrower or its applicable Subsidiary, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank.  Borrower agrees that all Collections and other amounts received by Borrower or its Subsidiaries from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account.  No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower or any Subsidiary without the prior written consent of Foothill.  Upon (a) the terms of and subject to the conditions set forth in the Lockbox Agreements, (b) the occurrence of an Event of Default that is continuing, or (c) Borrower’s failure to maintain an average Excess Availability of at least $7,500,000 (for the three calendar month period immediately preceding such date of determination), all amounts received in each Lockbox Account shall be wired each Business Day into an account (the “Foothill Account”) maintained by Foothill at a depositary selected by Foothill.

2.7                                 Crediting Payments; Application of Collections.  Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly.  Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m.  Los Angeles time.  If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m.  Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

2.8                                 Maintenance of Loan Account; Statements of Obligations.  Foothill shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances and all Capital Expenditure Loans made by Foothill to Borrower or for Borrower’s account, including, accrued interest, Foothill Expenses, and any other payment Obligations of the Obligors.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower’s account, including all amounts received in the Foothill Account from any Lockbox Bank.  Foothill shall render statements regarding the Loan Account to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed (absent manifest error) to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

2.9                                 Designated Account.  Foothill is authorized to make the Advances, the Letters of Credit and the Capital Expenditure Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or without instructions if pursuant to Section 2.5(d).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder.  Unless otherwise agreed by Foothill and Borrower, any Advance and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

2.10                           Fees.  Borrower shall pay to Foothill the following fees:

(a)                                  Closing Fee.  A one time closing fee of Forty-five Thousand Dollars ($45,000) which is earned, in full, on the Restatement Effective Date;

(b)                                 Unused Line Fee.  On the first day of each month during the term of this Agreement, a fee in an amount equal to one-eighth of one percent (0.125%) per annum times the Average Unused Portion of the Maximum Revolving Credit Amount from and after the Restatement Effective Date;

(c)                                  Capital Expenditure Loan Fee.  On the date of each funding of a Capital Expenditure Loan, a fee in an amount equal to one-half of one percent (0.5%) of the amount of such Capital Expenditure Loan;

(d)                                 Financial Examination, Documentation, and Appraisal Fees.  Foothill’s customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by Foothill or its agents; the out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; provided however, that if the average Excess Availability (for the six calendar month period ending immediately preceding such date of determination) is at least $10,000,000, Borrower shall be obligated to pay such fees and expenses for no more than two financial audits or examinations, or appraisals, per calendar year; provided, further, that if the average Excess Availability (for the three calendar month period ending immediately preceding such date of determination) is at least $5,000,000, such financial audits and examinations, and appraisals, may be conducted only as agreed upon by Foothill and Borrower; provided, further, notwithstanding anything contained in the preceding two provisos, (i) Foothill may conduct audits, examinations, and appraisals with such frequency as Foothill shall require and (ii) Borrower shall be required to pay or otherwise reimburse Foothill the cost of such audits and examinations, and appraisals if (x) an Event of Default has occurred and is continuing, or (y) Foothill and Borrower have agreed that an audit or appraisal is appropriate.

2.11                           Intentionally Omitted

2.12                           LIBOR Option.

(a)                                  Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Reference Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which Foothill has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the

LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Foothill shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(b)                                 LIBOR Election.

(i)                                     Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Foothill prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Foothill of a LIBOR Notice received by Foothill before the LIBOR Deadline, or by telephonic notice received by Foothill before the LIBOR Deadline (to be confirmed by delivery to Foothill of a LIBOR Notice received by Foothill prior to 5:00 p.m. (California time) on the same day.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Foothill harmless against any loss, cost, or expense incurred by Foothill as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall be deemed to equal the amount determined by Foothill to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Foothill would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Foothill delivered to Borrower setting forth any amount or amounts that Foothill is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.

(iii)                               Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)                                  Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Foothill of proceeds of Borrower’s and its

Subsidiaries’ Collections under this Agreement or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Foothill and its participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d)                                 Special Provisions Applicable to LIBOR Rate.

(i)                                     The LIBOR Rate may be adjusted by Foothill on a prospective basis to take into account any additional or increased costs to Foothill of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Foothill shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Foothill, Borrower may, by notice to Foothill (y) require Foothill to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Foothill, make it unlawful or impractical for Foothill to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge ‘interest rates at the LIBOR Rate, Foothill shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Foothill’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until Foothill determines that it would no longer be unlawful or impractical to do so.

(e)                                  No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Foothill, nor any of its participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if Foothill or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.13                           Payments on the Capital Expenditure Loan Note.  Borrower shall pay the principal of the outstanding Capital Expenditure Loan, and interest accrued from the date of the Capital Expenditure Loan Note, at such times, and in such amounts, as set forth in the Capital Expenditure Loan Note.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                                 Conditions Precedent to Initial Advance, Capital Expenditure Loan, L/C, L/C Guaranty.  The obligation of Foothill to make the initial Advance or provide any Capital Expenditure Loan under this Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions:

(a)                                  the Restatement Effective Date shall occur on or before August     , 2005;

(b)                                 Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

(c)                                  Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

i)                                         the Guarantor Reaffirmation Agreement;

ii)                                      the Capital Expenditure Loan Note; and

iii)                                   Foothill shall have received a certificate from the Secretary of Borrower (i) attaching and attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party, and authorizing specific officers of Borrower to execute same, and (ii) attesting to the incumbency and signatures of such specific officers of such Borrower;;

(d)                                 Foothill shall have received copies of Borrower’s By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Restatement Effective Date, certified by the Secretary of Borrower; or, alternatively, a certificate from the Secretary of the Borrower certifying that the Borrower’s By-laws and Articles or Certificate of Incorporation have not been amended, modified, or supplemented since the Initial Closing Date;

(e)                                  Foothill shall have received a certificate of corporate status with respect to Borrower, dated within thirty (30) days of the Restatement Effective Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

(f)                                    Foothill shall have received a certificate from the Secretary of  each Guarantor (i) attaching and attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, and authorizing specific officers of such Guarantor to execute the same, and (ii) attesting to the incumbency and signatures of such specific officers of such Guarantor;

(g)                                 Foothill shall have received copies of each Guarantor’s By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the

Restatement Effective Date, certified by the Secretary of Guarantor, or, alternatively, a certificate from the Secretary of such Guarantor certifying that there have been no amendments, modifications, or supplements to such Guarantor’s By-laws and Articles or Certificate of Incorporation since the Initial Closing Date;

(h)                                 Foothill shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Restatement Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(i)                                     Foothill shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Restatement Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(j)                                     Foothill shall have received $45,000 in immediately available funds, constituting the fee specified in Section 2.10(a).

(k)                                  after giving effect to the payment of fees due to Foothill on or before the Restatement Effective Date, the sum of Borrower’s Excess Availability plus Borrower’s unrestricted cash and cash equivalents shall not be less than One Million Dollars ($1,000,000);

(l)                                     Foothill shall have reviewed the License Agreements, and such License Agreements shall be acceptable to Foothill in its reasonable credit judgment;

(m)                               Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower and its Subsidiaries have been timely filed and all taxes upon Borrower and its Subsidiaries or their properties, assets, income and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency; and

(n)                                 all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

3.2                                 Conditions Precedent to All Advances, Capital Expenditure Loans, L/Cs, or L/C Guarantees; Conditions Subsequent.

(a)                                  The following shall be conditions precedent to all Advances, Capital Expenditure Loans, L/Cs, or L/C Guarantees hereunder:

i)                                         the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, Capital Expenditure Loan, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

ii)                                      no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such Advance, Capital Expenditure Loan, L/C, or L/C Guaranty, nor shall either result from the making thereof; and

iii)                                   no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such Advance or Capital Expenditure Loan or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

(b)                                 The obligation of Foothill to make any Advance or provide any Capital Expenditure Loan under this Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions within the time period therefore specified below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

i)                                         Within 10 days after the date hereof, if requested by Foothill, Foothill shall have received an opinion of Borrower’s and Guarantors’ counsel in form and substance satisfactory to Foothill in its sole discretion;

ii)                                      Within 60 days after the date hereof, Foothill shall have received a trademark security agreement entered into by and among HVE and Foothill to effectuate Foothill’s existing security interests in the trademarks and other general intangibles described therein (the “Trademark Security Agreement”), duly executed and in form and substance satisfactory to Foothill in its sole discretion; and

iii)                                   Within 60 days after the date hereof, Foothill shall have received the Intercompany Subordination Agreement, duly executed and in form and substance satisfactory to Foothill in its sole discretion.

3.3                                 Term; Automatic Renewal.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending December 29, 2009 (the “Renewal Date”) and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least one hundred twenty (120) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4                                 Effect of Termination.  On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand.  No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower’s duties, Obligations, or covenants hereunder, and Foothill’s continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill’s obligation to provide advances hereunder is terminated.

3.5                                 Early Termination by Borrower.  The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon one hundred twenty (120) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in full in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the L/Cs or L/C Guarantees), together with a premium (the “Early Termination Premium”) equal to:  (a) during the period of time from and after the Restatement Effective Date up to the first anniversary of the Restatement Effective Date, the sum of three-quarters of one percent (0.75%) times the Maximum Revolving Credit Amount plus three-quarters of one percent (0.75%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; (b) during the period of time from and after the first anniversary of the Restatement Effective Date up to the second anniversary of the Restatement Effective Date, the sum of one-half of one percent (0.50%) times the Maximum Revolving Credit Amount plus one-half of one percent (0.50%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; (iii) during the period of time from and after the second anniversary of the Restatement Effective Date up to the fourth anniversary of the Restatement Effective Date, the sum of one-quarter of one percent (0.25%) times the Maximum Revolving Credit Amount plus one-quarter of one percent (0.25%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement.

3.6                                 Termination Upon Event of Default.  If Foothill terminates this Agreement upon the occurrence of an Event of Default that intentionally is caused by Borrower for the purpose, in Foothill’s reasonable judgment, of avoiding payment of the Early Termination Premium provided in Section 3.5, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill’s lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium.  The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing.  The Early Termination Premium provided for in this Section 3.6 shall be deemed included in the Obligations.

3.7

4.                                      CREATION OF SECURITY INTEREST.

4.1                                 Grant of Security Interest.  Borrower hereby grants to Foothill a continuing security interest in all of its right, title and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Lender’s Lien in and to the Borrower Collateral shall attach to all Borrower

Collateral without further act on the part of Foothill or Borrower.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory of the Borrower or its Subsidiaries to buyers in the ordinary course of business, the distribution of promotional Inventory of the Borrower or its Subsidiaries in the ordinary course of business, or the sale or other disposition of obsolete or worn-out assets in the ordinary course of business, neither Borrower nor any of its Subsidiary has any authority, express or implied, to dispose of any item or portion of the Collateral.

4.2                                 Negotiable Collateral.  In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

4.3                                 Collection of Accounts, General Intangibles, Negotiable Collateral.  At any time that an Event of Default has occurred and is continuing, Foothill may:  (a) notify customers or Account Debtors of Borrower and its Subsidiaries that the Accounts, General Intangibles, or Negotiable Collateral of Borrower or such Subsidiaries have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral of Borrower and its Subsidiaries directly and charge the collection costs and expenses to Borrower’s Loan Account.  Borrower agrees that it will, and Borrower shall cause each of its Subsidiaries to, hold in trust for Foothill, as Foothill’s trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that Borrower or any of its Subsidiaries receives and immediately will deliver said Collections to Foothill in their original form as so received.

4.4                                 Commercial Tort Claims; Delivery of Additional Documentation Required.  If Borrower or its Subsidiaries acquire any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Foothill a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Foothill, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Foothill, as security for the Obligations (a “Commercial Tort Claim Assignment”).  At any time upon the request of Foothill, Borrower shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, to Foothill all original financing statements in lieu of continuation statements, continuation financing statements, amendments to financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, pledgeholder agreements, schedules of accounts, letters of authority, and all other documents (collectively, the “Additional Documents”) that Foothill may reasonably request, in form sand substance satisfactory to Foothill, to create and perfect and continue perfected or to better perfect the Lender’s Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  The foregoing shall be deemed to include and Borrower hereby agrees that it will execute and deliver appropriate mortgages, deeds of trust, or collateral assignments with respect to any real property interests or estates acquired after the Restatement Effective Date.  To the maximum extent permitted by applicable law, Borrower authorizes Foothill to execute any such Additional Documents in Borrower’s name and authorizes Foothill to file such executed Additional Documents in any appropriate filing office.  In addition, on such periodic basis as Foothill shall require, Borrower shall (i) provide Foothill with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Foothill supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Restatement Effective Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides Foothill with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Foothill a copyright security agreement in form and substance satisfactory to Foothill, supplemental schedules to any existing copyright security agreement, or such other documentation as Foothill reasonably deems necessary in order to perfect and continue perfected Lender’s Liens on such copyrights following such registration.

4.5                                 Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill’s officers, employees, or agents designated by Foothill) as Borrower’s true and lawful attorney, with power to:  (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, and notices to Account Debtors; (c) send requests for verification of Borrower’s and its Subsidiaries’ Accounts; (d) endorse Borrower’s  or any of its Subsidiaries’ name on any checks, notices, acceptances, money orders, drafts, or other item of payment (including all Collections) or security that may come into Foothill’s possession; (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Foothill, to receive and open all mail addressed to Borrower or any of its Subsidiaries, and to retain all mail relating to payments with respect to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s  or its Subsidiaries’ policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts of Borrower or its Subsidiaries directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary.  The appointment of Foothill as Borrower’s and Borrower’s Subsidiaries’ attorney, and each and every one of Foothill’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill’s obligation to extend credit hereunder is terminated.

4.6                                 Right to Inspect.  Prior to the time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter upon prior reasonable notification to Borrower and during normal business hours, to inspect Borrower’s Books and to check, test, and appraise the Collateral in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.  After the time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter without prior notification to Borrower or any of its Subsidiaries and at any time or times determined by Foothill, to inspect Borrower’s Books and to check, test, and appraise the Collateral in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7                                 Filing Authorization.  Borrower hereby authorizes Foothill (or its designee) to file UCC financing statements in any applicable jurisdiction in order to perfect its security interests in all or any portion of the assets and other property constituting Collateral of the Borrower or any Subsidiary (including without limitation any financing statements that (i) indicate the Collateral (A) as all assets of the Borrower and/or such Subsidiary or words of similar effect, regardless of whether any particular asset of the Borrower or such Subsidiary falls within the scope of Article 9 of the Code or whether any portion of the assets of the Borrower or such Subsidiary constitute part of the Collateral, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (x) whether the Borrower or such Subsidiary is an organization, the type of organization and any organization identification number issued to the Borrower or such Subsidiary, and (y) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates).  Should the transactions contemplated by the Loan Documents not be consummated, the undersigned may terminate each such financing statement without the need for the signature of Foothill.  Borrower hereby ratifies the filing of any and all financing statements filed with respect to the Collateral prior to the date hereof.

4.8                                 Control Agreements.  Borrower agrees that it will and will cause its Subsidiaries to take any or all reasonable steps in order for Foothill to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights.  Upon the occurrence and during the continuance of a Event of Default, or any event or condition which, with the giving of notice, the passage of time or both, would be an Event of Default, Foothill may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Foothill’s Account.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Foothill as follows:

5.1                                 No Prior Encumbrances.  Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

5.2                                 Eligible Accounts.  The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory of the Borrowing Base Parties or the rendition of services to Account Debtors in the ordinary course of the Borrowing Base Parties’ business, unconditionally owed to the applicable Borrowing Base Party without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except for rights of return in accordance with Borrower’s return policy as it may exist from time to time.  The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor’s agent for immediate shipment to and unconditional acceptance by the Account Debtor.  At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, no Borrowing Base party has received notice of actual or imminent bankruptcy, insolvency, or material impairment of the ability of any applicable Account Debtor to repay such Eligible Account.

5.3                                 Eligible Inventory.  All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

5.4                                 Location of Inventory and Equipment.  The Inventory and Equipment of the Borrower and its Subsidiaries are not stored with a bailee, warehouseman, or similar party (other than goods that are in transit in the ordinary course of business or other than with Foothill’s prior written consent) and are located only at the locations identified on Schedule 6.14 or otherwise permitted by Section 6.14.

5.5                                 Inventory Records.  Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory of Borrower and its Subsidiaries, and Borrower’s or such Subsidiaries’ cost therefor.

5.6                                 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)                                  The jurisdiction of organization of Borrower and each of its Subsidiaries is set forth on Schedule 5.6(a).

(b)                                 The chief executive office of Borrower and each of its Subsidiaries is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated pursuant to Section 6.14).

(c)                                  Borrower’s and each of its Subsidiaries’ organizational identification numbers, if any, are identified on Schedule 5.6(c).

(d)                                 As of the Restatement Effective Date, Borrower and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.6(d).

5.7                                 Due Organization and Qualification; Subsidiaries.

(a)                                  Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

(b)                                 Set forth on Schedule 5.7(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Restatement Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)                                  Set forth on Schedule 5.7(c), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing:  (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 5.7(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.8                                 Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents to which it is a party are within Borrower’s corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in (a) Borrower’s Articles or Certificate of Incorporation or By-laws, or (b) any material agreement to which Borrower is a party or by which its properties or assets may be bound where such conflict or breach has not and reasonably could be expected to have a Material Adverse Effect.  This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.  The execution, delivery, and performance of the Loan Documents to which it is a party are within each other Obligor’s corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in (a) such Obligor’s Articles or Certificate of Incorporation or By-laws, or (b) any material agreement to which such Obligor is a party or by which its properties or assets may be bound where such conflict or breach has not and reasonably could be expected to have a Material Adverse Effect.  This Agreement and the other Loan Documents to which such Obligor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Obligor will be the legally valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.9                                 Litigation.  There are no actions or proceedings pending by or against Borrower or any of its Subsidiaries before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for:  (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.9; and (c) matters arising after the date hereof that have not and reasonably could not be expected to have a Material Adverse Effect.

5.10                           No Material Adverse Change in Financial Condition.  All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower’s and its Subsidiaries’ financial condition as of the date thereof and Borrower’s and its Subsidiaries’ results of operations for the period then ended.  There has not been a material adverse change in the financial condition of Borrower or its Subsidiaries, taken as a whole, since the date of the latest financial statements submitted to Foothill on or before the Restatement Effective Date.

5.11                           Solvency.  Borrower and each of its Subsidiaries are Solvent.  No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.12                           Employee Benefits.  None of Borrower, its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13                           Environmental Condition.  None of Borrower’s or its Subsidiaries’ properties or assets has ever been used by Borrower or such Subsidiaries or, to the best of Borrower’s knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials other than in full compliance with all applicable laws, statutes, and regulations regarding the handling, treatment, and disposal of such Hazardous Materials.  None of Borrower’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute.  No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower or any of its

Subsidiaries.  Neither Borrower nor any of its Subsidiaries has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or such Subsidiary involving the release or disposal of Hazardous Materials into the environment, which such action or omission could be expected to give rise to a liability on the part of Borrower or such Subsidiary that has had or reasonably could be expected to have a Material Adverse Effect.

5.14                           Reliance by Foothill; Cumulative.  Each warranty and representation contained in this Agreement and the other Loan Documents automatically shall be deemed repeated with each advance, Capital Expenditure Loan, or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill.  The warranties and representations set forth in the Loan Documents shall be cumulative and in addition to any and all other warranties and representations that Borrower or any other Obligor now or hereafter shall give, or cause to be given, to Foothill.

5.15                           Lender’s Liens.  The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.16                           Brokerage Fees.  No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower’s obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Foothill under this Agreement.

5.17                           License Agreements.  Borrower has delivered to Foothill all License Agreements or other product, purchase, or acquisition agreements and related agreements, instruments, and documents that Borrower has executed with each Lien Creditor, and Schedule 5.17 sets forth a complete and accurate listing of each and every such License Agreement or other product, purchase, or acquisition agreement and related agreement, instrument, and document in respect thereof.

5.18                           Reaffirmation.  Borrower hereby represents and warrants to Foothill that the execution, delivery, and performance of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter, bylaws, or other governing documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected.

5.19                           Indebtedness.  Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Restatement Effective Date that is to remain outstanding after the Restatement Effective Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

5.20                           Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.20 is a listing of all of Borrower’s and its Subsidiaries’ Deposit Accounts and Securities Accounts,

including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

6.                                      AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do, and cause its each of its Subsidiaries to do, all of the following:

6.1                                 Accounting System.  Borrower and its Subsidiaries shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time reasonably may be requested by Foothill.  Borrower and its Subsidiaries also shall keep proper books of account showing all sales, claims, and allowances on their Inventory.

6.2                                 Collateral Reports.  If the average Excess Availability (measured on a month-end basis for the immediately preceding calendar month) is at least $7,500,000 and no Event of Default has occurred and is continuing, Borrower shall deliver to Foothill, as soon as they are available, but in no event later than the fifteenth (15th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts of the Borrower and its Subsidiaries and a reconciliation statement, and, as soon as they are available, but in no event later than the thirtieth (30th) day of each month during the term of this Agreement, a summary aging, by vendor, of all accounts payable, (such summary aging to include a specific itemization of the amount of accounts payable due and owing to Lien Creditors with respect to which Borrower or any of its Subsidiaries has obtained letters of credit to secure the repayment of sums due an owing to such Lien Creditors from time to time), and any book overdraft.  If the average Excess Availability (measured on a month-end basis for the immediately preceding calendar month) is less than $7,500,000 or an Event of Default has occurred and is continuing, Borrower shall deliver such reports, statements, and summaries to Foothill on a weekly basis, as soon as they are available, but in no event later than 15 Business Days after the end of each week to which such reports, statements, and summaries relate, during the term of this Agreement.  Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill’s request, a copy to Foothill, and, at Foothill’s direction from and after and during the continuation of an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill.  Borrower shall deliver to Foothill, as Foothill reasonably may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer’s purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements.  Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.  In addition, from time to time, Borrower shall deliver to Foothill such other and additional information or documentation as Foothill reasonably may request.

6.3                                 Schedules of Accounts.  With such regularity as Foothill shall reasonably require, Borrower shall provide Foothill with schedules describing all Accounts of Borrower and its Subsidiaries.  Foothill’s failure to request such schedules or Borrower’s failure to execute and deliver such schedules shall not affect or limit Foothill’s security interests or other rights in and to such Accounts.

6.4                                 Financial Statements, Reports, Certificates.  Borrower agrees to deliver to Foothill:  (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower’s fiscal years (except for those months that are the end of a fiscal quarter, in which case Borrower shall deliver such information to Foothill within forty-five (45) days after the end of such month), a company prepared balance sheet, income statement, and, in the case of quarter-end statements, cash flow statement covering Borrower’s and its Subsidiaries’ operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower’s fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP.  Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement and, if prepared, such accountants’ letter to management.  Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each consolidated entity separately.

Together with the above, Borrower also shall deliver to Foothill Borrower’s Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other material filings made by Borrower or its Subsidiaries with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral, or the financial condition of Borrower and its Subsidiaries.

Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that:  (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and its Subsidiaries; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); (iv) for each month that also is the date on which the financial covenant in Section 6.12 and Section 7.9 are to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the financial covenants contained in Section 6.12 and Section 7.9; and (v) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any noncompliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

Upon the occurrence of and during the continuation of an Event of Default, Borrower shall issue written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill reasonably may request.  Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower’s expense, copies of Borrower’s and its Subsidiaries financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower’s and its Subsidiaries business affairs and financial conditions.

6.5                                 Tax Returns.  Borrower agrees to deliver to Foothill copies of Borrower’s future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

6.6                                 Designation of Inventory.  Borrower shall now and from time to time hereafter, but not less frequently than monthly, deliver to Foothill a designation of Inventory of Borrower and its Subsidiaries specifying such Person’s value (at the lower of cost or market) of such Inventory and further specifying such other information as Foothill may reasonably request.  Borrower shall deliver to Foothill from time to time hereafter, but not less frequently than monthly, a report of the aggregate amount of Inventory of Borrower and its Subsidiaries that has been returned, which report, unless otherwise requested by Foothill, need only identify the individual purchaser or sub-distributor if the amount of Inventory returned by them is equal to or greater than $100,000.

6.7                                 Returns.  Returns and allowances, if any, as between Borrower and its Subsidiaries, on the one hand, and its Account Debtors, on the other, shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.

6.8                                 Title to Equipment.  Upon Foothill’s request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment of Borrower and its Subsidiaries.

6.9                                 Maintenance of Equipment.  Borrower and its Subsidiaries shall keep and maintain its respective Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.  Borrower and its Subsidiaries shall not permit any item of its Equipment to become a fixture to real estate or an accession to other property, and such Equipment is now and shall at all times remain personal property.

6.10                           Taxes.  All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, and of its Subsidiaries or any of their respective property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period.  Borrower and each of its Subsidiaries shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.

Borrower and each of its Subsidiaries will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower and each of its Subsidiaries have made such payments or deposits.  The foregoing to the contrary notwithstanding, Borrower and each of its Subsidiaries shall not be required to pay or discharge any such assessment or tax (other than payroll taxes) so long as the validity thereof shall be the subject of a Permitted Protest.

6.11                           Insurance.

(a)                                  Borrower and each of its Subsidiaries, at their respective expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses.  Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower’s and each of its Subsidiaries’ ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill.  All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender’s loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason.  Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.  All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

6.12                           Financial Covenants.

(a)                                  EBITDA.  (i) Borrower shall not have two consecutive fiscal quarters of EBITDA losses (exclusive of the quarter ending June 30, 2005) and (ii) Borrower shall maintain EBITDA, for each fiscal period set forth below, of not less than the amount indicated below opposite such fiscal period:

for the immediately preceding twelve-month period ending 06/30/05	$4,250,000
for the immediately preceding twelve-month period ending 09/30/05	$4,250,000
for the immediately preceding twelve-month period ending 12/31/05	$4,250,000
for the immediately preceding twelve-month period ending 03/31/06	$4,250,000

for the immediately preceding twelve-month period ending 06/30/06	$5,000,000
for the immediately preceding twelve-month period ending 09/30/06	$5,000,000
for the immediately preceding twelve-month period ending 12/31/06	$5,000,000
for the immediately preceding twelve-month period ending 03/31/07	$5,000,000
for the immediately preceding twelve-month period ending 06/30/07	$5,500,000
for the immediately preceding twelve-month period ending 09/30/07	$5,500,000
for the immediately preceding twelve-month period ending 12/31/07	$5,500,000
for the immediately preceding twelve-month period ending 03/31/08	$5,500,000
for the immediately preceding twelve-month period ending 06/30/08 and for each twelve-month period ending at each fiscal quarter end thereafter	$6,000,000

6.13                           No Setoffs or Counterclaims.  All payments hereunder and under the other Loan Documents made by or on behalf of Borrower or its Subsidiaries shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.14                           Location of Inventory and Equipment.  Borrower and each of its Subsidiaries shall keep their respective Inventory and Equipment (other than goods that are in transit in the ordinary course of business) only at the locations identified on Schedule 6.14; provided, however, that Borrower may amend Schedule 6.14 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the applicable Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill’s security interests in such assets and also provides to Foothill Collateral Access Agreements in form and substance satisfactory to Foothill; provided further, however, that such notice need only be given contemporaneously in the event of an earthquake or other emergency.

6.15                           Compliance with Laws.  Borrower and each of its Subsidiaries shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, have not and reasonably could not be expected to have a Material Adverse Effect.

6.16                           Leases.  Borrower and each of its Subsidiaries shall pay when due all rents and other material amounts payable under any leases to which Borrower or such Subsidiary is a party or by which Borrower’s or such Subsidiary’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.  To the extent that Borrower or such Subsidiary fails timely to make payment of such rents and other material amounts payable when due under its leases (other than those rents or other amounts payable that are the subject of a Permitted Protest), Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the loan availability created under Section 2.1 hereof.

6.17                           License Agreements.  Borrower and each of its Subsidiaries shall comply with all the material terms and conditions of all License Agreements, whether now or hereafter existing, and promptly notify Foothill of the occurrence of any event which constitutes a default thereunder if such default reasonably could be expected to have a Material Adverse Effect.  Foothill may, from time to time, review and make copies of Borrower’s or such Subsidiary’s then current License Agreements and Borrower and each of its Subsidiaries agree to make such License Agreements available to Foothill and, if requested by Foothill, will certify them as being true, correct, and complete.

6.18                           Formation of Subsidiaries.  At the time that Borrower, any of its Subsidiaries or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Restatement Effective Date, Borrower, such Subsidiary or such Guarantor shall (a) cause such new Subsidiary to provide to Foothill a joinder to this Agreement or the Guaranty, the Stock Pledge Agreement and the Guarantor Security Agreement, together with such other security documents (including mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance satisfactory to Foothill (including being sufficient to grant Foothill a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Foothill a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Foothill, and (c) provide to Foothill all other documentation, including one or more opinions of counsel satisfactory to Foothill, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 6.18 shall be a Loan Document.

7.                                      NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not, and will not permit any of its Subsidiaries to do, any of the following without Foothill’s prior written consent:

7.1                                 Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)                                  Indebtedness evidenced by this Agreement or the Capital Expenditure Loan Note together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

(b)                                 Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Initial Closing Date;

(c)                                  Indebtedness secured by Permitted Liens; and

(d)                                 refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:  (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

7.2                                 Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

7.3                                 Restrictions on Fundamental Changes.  Except as otherwise permitted under Section 7.11, enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or enter into any transaction not in the ordinary and usual course of Borrower’s business including the conveyance, sale, assignment, lease, transfer, or other disposition of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.  Nothing in this Section 7.3 shall be read to otherwise limit or restrict Borrower’s ability to issue its equity securities for value except in relation to the prohibited transactions specified above.

7.4                                 Change Name.  Change Borrower’s  or any of its Subsidiaries’ name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name; provided, however, that Borrower or any of its Subsidiaries may change its name or FEIN or add new fictitious names so long as such changes or addition occurs by written notice to Foothill not less than thirty (30) days prior to the effectiveness thereof and so long as at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected, as a first priority security interest, the Lender’s Liens.

7.5                                 Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill; provided, however, notwithstanding the foregoing, Borrower may, in support of the acquisition of Crane pursuant to the Asset Purchase Agreement, guarantee or otherwise become in any way liable with respect to the obligations of Crane in an aggregate amount not to exceed One Million Dollars ($1,000,000) outstanding at any one time.

7.6                                 Restructure.  Make any change in the principal nature of Borrower’s or any of its Subsidiaries’ business operations or the date of its fiscal year.

7.7                                 Prepayments.

(a)                                  Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement,

(b)                                 Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under
Sections 7.1(b), (c), or (d), and

(c)                                  Make any payments on any Indebtedness owing to any third person that has been subordinated to the Obligations; provided, however, that Borrower or its Subsidiaries may make payments on such Indebtedness if Foothill has agreed thereto pursuant to the terms and conditions of the agreement evidencing such subordination.

The foregoing notwithstanding, and provided that no Event of Default shall have occurred and is continuing and no Advances under Section 2.1(a) or Capital Expenditure Loans are then outstanding or would be outstanding after giving effect to any such prepayment, Borrower may from time to time (i) prepay amounts then outstanding to BofA with respect to the secured purchase money financing obtained by Borrower from BofA to finance the acquisition of the Las Vegas Facility, or (ii) prepay amounts then outstanding to Pioneer Citizens Bank with respect to the secured purchase money financing obtained by Borrower from Pioneer Citizens Bank to finance the acquisition of that certain 8.8 acre parcel of real property adjacent to the Las Vegas Facility.

7.8                                 Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9                                 Capital Expenditures.  Make any capital expenditure, or any commitment therefor, (a) with respect to individual transactions, in excess of Eight Hundred Thousand Dollars ($800,000); (b) with respect to aggregate capital expenditures made or committed during Borrower’s fiscal year ended March 31, 2005, in an aggregate amount in excess of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000); or (c) with respect to aggregate capital expenditures made or committed in any other fiscal year, in an aggregate amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that if the amount available under this covenant is not expended in any particular year, one hundred percent (100%) thereof, and in all cases in an amount not to exceed $2,500,000, shall be available to be expended in the following fiscal year, but only in such subsequent fiscal year, with the amount so carried over being deemed to have been expended last in such subsequent year.

7.10                           Consignments.  Without Foothill’s prior written consent, consign any Inventory of Borrower or its Subsidiaries or sell any such Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.  The foregoing to the contrary notwithstanding, Borrower and any of its Subsidiaries shall be entitled to consign their respective Inventory to Third Persons so long as no Event of Default exists or would result therefrom and so long as prior thereto such Person (a) notifies Foothill to exclude such Inventory from Eligible Inventory, and (b) completes such documentation with the proposed consignee (including the execution and delivery of a consignment agreement and the filing of a UCC-1 with respect to the consigned Inventory), as Foothill reasonably may require.

7.11                           Distributions.  Make any distribution or declare or pay any dividends (in cash or property, other than stock, warrants, or other equity interests) on, or purchase, acquire, redeem, or retire any of Borrower’s capital stock, of any class, (or rights, options, or warrants in respect thereof) whether now or hereafter outstanding.  The foregoing to the contrary notwithstanding, Borrower shall be entitled to repurchase, acquire, redeem, or acquire any equity interests in Borrower, or rights, options, or warrants in respect thereof, so long as no Event of Default exists or would result therefrom and so long as after giving effect thereto Borrower has Excess Availability equal to or greater than Two Million Dollars ($2,000,000).

7.12                           Accounting Methods.  Except to the extent required by GAAP, modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower’s and its Subsidiaries’ financial condition.  Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

7.13                           Investments.  Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, (c) the acquisition of all or substantially all of the properties or assets of a Person, other than (i) advances or loans made to employees for travel or other similar expenses incurred in the ordinary course of business, (ii) additional advances or loans made to employees in the ordinary course of business in an aggregate amount not to exceed Six Hundred Thousand Dollars ($600,000) at any one time, (iii) Permitted Investments, (d) investments in Third Persons engaged in the same or related lines of business, the aggregate amount of all such investments not to exceed, as of the date of the making of any such investment, ten percent (10%) of Borrower’s then extant Tangible Net Worth, so long as no Event of Default exists or would result therefore, (e) provided that Foothill shall have approved the Asset Purchase Agreement and the schedules and exhibits thereto, and provided, further, that Borrower shall have received net issuance proceeds of the Offering of at least Ten Million Dollars ($10,000,000), Borrower may downstream to its wholly owned subsidiary, Image Newco, Inc., a California corporation (“Newco”), cash in an amount not to exceed Six Million Dollars ($6,000,000) to finance the acquisition of the assets of Crane pursuant to the Asset Purchase Agreement and to pay certain signing bonuses and consulting fees to affiliates of Crane related to such acquisition, provided, that after giving effect to the downstreaming to Newco, Borrower shall have retained a minimum of Two Million Dollars ($2,000,000) of the net issuance proceeds from the Offering; or (f) so long as no Event of Default exists or would result therefrom, investments in Crane, following the acquisition thereof by Borrower, in the amount not to exceed (i) One Million Dollars ($1,000,000) during the first twelve months following the acquisition, provided that the net issuance proceeds received by Borrower from the Offering exceeds Two Million Dollars ($2,000,000), and (ii) One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate during any fiscal year (in addition to (i) above), such investments solely to be used for operating needs; provided, however, that after giving effect to any investment permitted by clauses (d) and (e), (x) Borrower shall have Excess Availability equal to or greater than Two Million Dollars ($2,000,000), and (y) any Accounts acquired by Borrower from a Third Person or any Inventory acquired by Borrower from a Third Person outside of the ordinary course of business, regardless if any such acquisition is otherwise permitted by the terms of this Agreement, shall not be deemed Eligible Accounts or Eligible Inventory, as the case may be, until categorized as such by Foothill as a result of a field audit or appraisal, as determined appropriate by Foothill in its reasonable credit judgment.

7.14                           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries except as permitted by Section 7.13, and except for transactions that are in the ordinary course of Borrower’s or its Subsidiaries’ business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower or such Subsidiary than would be obtained in arm’s length transaction with a non-Affiliate.

7.15                           Suspension.  Suspend or go out of a substantial portion of its business.

7.16                           Use of Proceeds.  Use the proceeds of the advances made hereunder for any purpose other than:  (a) to pay transactional costs and expenses incurred in connection with this Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

7.17                           Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.  Without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower or any applicable Subsidiary of Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill’s security interests and also provides to Foothill a landlord’s waiver in form and substance satisfactory to Foothill.  The Inventory and Equipment of Borrower or any of its Subsidiaries’ shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill’s prior written consent.

7.18                           Amendment or Termination of License Agreements.  Amend in any material respect or voluntarily terminate any License Agreement if such amendment or termination reasonably could be expected to have a Material Adverse Effect.

7.19                           Securities Accounts.  Establish or maintain any Securities Account, or any Deposit Accounts with Investments in excess of $250,000 in the aggregate outstanding at any one time, unless Foothill shall have received a Control Agreement in respect of such Securities Account or such Deposit Account. Neither Borrower nor any of its Subsidiaries shall transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, such Person may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1                                 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

8.2                                 (a) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Section 6.2 of this Agreement and such failure continues for a period of five (5) days from the date of such failure or neglect; (b) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Sections 6.3, 6.4, 6.5, 6.8, 6.15, 6.16, or 6.17 of this Agreement and such failure continues for a period of fifteen (15) days from the date of such failure or neglect; (c) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Sections 6.1 and 6.9 of this Agreement and such failure continues for a period of fifteen (15) days from the date Foothill sends Borrower written notice of such failure or neglect; and (d) If Borrower or any other Obligor fails or neglects to perform, keep, or observe, in any material respect, any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower or such other Obligor, on the one hand, and Foothill, on the other (other than any such term, provision, condition, covenant, or agreement contained in Section 5 hereof or that is the subject of another provision of this Section 8);

8.3                                 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill’s security interests in the Collateral and such material impairment is not cured within five (5) days of the date on which Foothill sends Borrower written notice thereof; provided, however, that Foothill need not give any such notice in cases involving fraud, intentional misrepresentation, or conversion of the Collateral;

8.4                                 If any material portion of any Obligor’s properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person in connection with a claim of $250,000, or more, and such attachment, seizure, writ, warrant, or levy is not released, discharged, or bonded against within fifteen (15) days of the date it first arises;

8.5                                 If an Insolvency Proceeding is commenced by any Obligor;

8.6                                 If an Insolvency Proceeding is commenced against any Obligor and any of the following events occur:  (a) any Obligor consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances, Capital Expenditure Loans, or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Obligor and such interim trustee is not removed within sixty (60) calendar days of the date of the appointment thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances, Capital Expenditure Loans, or issue additional L/Cs or L/C Guarantees hereunder; or (e) an order for relief shall have been issued or entered therein;

8.7                                 If any Obligor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction, restraint, or other prevention has continued for twenty (20) consecutive days;

8.8                                 (a) If a notice of lien, levy, or assessment is filed of record with respect to any properties of any Obligor or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any properties of any Obligor or assets and, in any such case, the aggregate amount of such taxes or debts is in excess of Twenty Five Thousand Dollars ($25,000) and less than Two Hundred Fifty Thousand Dollars ($250,000) and within five (5) days of the filing or attachment of same, Borrower does not instruct Foothill to reserve the entire amount thereof (together with interest and penalties projected to be added thereto) from the Borrowing Base; or (b) If a notice of lien, levy, or assessment is filed of record with respect to any properties of any Obligor or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s properties or assets and, in any such case, the aggregate amount of such taxes or debts is in equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000);

8.9                                 If a judgment or other claim becomes a lien or encumbrance upon any material portion of any Obligor’s properties or assets and such liens or encumbrances are not released, discharged, or bonded against within twenty (20) days of the date they first arise;

8.10                           (a) If there is a default in any material agreement respecting Indebtedness of any Obligor resulting in a right by the third Person to such agreement, irrespective of whether exercised, to accelerate the maturity of such Obligor’s Indebtedness thereunder, or (b) If there is a termination of a material License Agreement by the licensor thereunder as a result of an alleged breach thereof by Borrower or any of its Subsidiaries, if the termination of such License Agreement reasonably could be expected to have a Material Adverse Effect.

8.11                           If any Obligor makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.12                           If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any other Obligor or any officer, employee, agent, or director of Borrower or such Obligor, or if any such material warranty or representation is withdrawn; or

8.13                           If the obligation of any third Person under any Loan Document is limited or terminated by operation of law or by the third Person thereunder, or any such third Person becomes the subject of an Insolvency Proceeding.

9.                                      FOOTHILL’S RIGHTS AND REMEDIES.

9.1                                 Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill’s rights and security interests in the Collateral and without affecting the Obligations;

(d)                                 Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower’s Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

(e)                                  Cause Borrower or any its Subsidiaries to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or such Subsidiary or in Borrower’s or such Subsidiary’s possession and conspicuously label said returned Inventory as the property of Foothill;

(f)                                    Without notice to or demand upon Borrower, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate.  Borrower, for itself and each of its Subsidiaries, authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill’s determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s or its Subsidiaries’ owned premises, Borrower, for itself and each of its Subsidiaries, hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)                                 Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9620 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower or its Subsidiaries held by Foothill (including any amounts received in the Blocked Account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower or any of its Subsidiaries held by Foothill;

(h)                                 Hold, as cash collateral, any and all balances and deposits of Borrower or any of its Subsidiaries held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

(i)                                     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral, but only to the extent that Borrower or any of its Subsidiaries has rights therein.  To the maximum extent permitted by law, Foothill is hereby granted a license or other right to use, without charge, Borrower’s and its Subsidiaries’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s and its Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Foothill’s benefit;

(j)                                     Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Foothill determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(k)                                  Foothill shall give notice of the disposition of the Collateral as follows:

(A)                              Foothill shall give Borrower or any of its applicable Subsidiaries and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

(B)                                The notice shall be personally delivered or mailed, postage prepaid, to Borrower or such Subsidiary as provided in Section 12, at least ten (10) days before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.  Notice to Persons other than Borrower or such Subsidiary claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill; and

(C)                                If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least ten (10) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

(l)                                     Foothill may credit bid and purchase at any public sale; and

(m)                               Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.  Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

9.2                                 Remedies Cumulative.  Foothill’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver.  No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

10.                               TAXES AND EXPENSES.

If Borrower or any of its Subsidiaries fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower or such Subsidiary reasonably could be expected to have a material adverse effect on Foothill’s interests in the Collateral, in its discretion, Foothill may do any or all of the following:  (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower’s Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.11, and take any action with respect to such policies as Foothill deems prudent.  Any such amounts paid by Foothill shall constitute Foothill Expenses.  Foothill agrees to provide Borrower with concurrent notice of any action taken by it under clauses (a), (b), or (c) above.  Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement.  Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.                               WAIVERS; INDEMNIFICATION.

11.1                           Demand; Protest; etc.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

11.2                           Foothill’s Liability for Collateral.  So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person.  All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3                           Indemnification.  Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document, except, in any such case, to the extent that the same arises from the gross negligence or willful misconduct of the indemnified Person.  This provision shall survive the termination of this Agreement.

12.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

If to Borrower:                                                                   IMAGE ENTERTAINMENT, INC.
20525 Nordhoff Street, Suite 200
Chatsworth, California  91311
Attn.:  Jeffrey M. Framer
Telefacsimile No. (818) 407-9331

with a copy to:                                                                 IMAGE ENTERTAINMENT, INC.
20525 Nordhoff Street, Suite 200
Chatsworth, California  91311
Attn.:  Dennis Hohn Cho, Esq.
Telefacsimile No. (818) 407-9331

If to Foothill                                                                              WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Business Finance Division Manager
Fax No: (310) 453-7442

with a copy to:                                                                 PAUL HASTINGS JANOFSKY & WALKER LLP
515 South Flower Street , 25th Floor
Los Angeles, California  90071
Attn:  John Francis Hilson, Esq.
Telefacsimile No. (213) 683-6300

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.  All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with enforcement rights against the Borrower or its Subsidiaries under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.  Borrower acknowledges and agrees that notices sent by Foothill in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

13.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER AND THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE

STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT FOOTHILL’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.  BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.                               DESTRUCTION OF BORROWER’S DOCUMENTS.

All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower’s expense, for their return.

15.                               GENERAL PROVISIONS.

15.1                           Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

15.2                           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill’s prior written consent and any prohibited assignment shall be absolutely void.  No consent to an assignment by Foothill shall release Borrower from its Obligations.  Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment.  Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill’s rights and benefits hereunder.  In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower’s business.  To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.  Anything to the contrary contained herein notwithstanding, Foothill agrees that so long as no Event of Default has occurred and is continuing, Foothill will not assign any of its rights and obligations hereunder without the prior written consent of Borrower which consent shall not be unreasonably withheld; provided, however, that Borrower’s consent shall not be required in connection with the assignment of Foothill’s rights hereunder made in connection with the sale of all or a substantial portion of Foothill’s commercial loan portfolio.  No such consent of Borrower shall be required in connection with the grant by Foothill of any participation interest in its rights and benefits hereunder.

15.3                           Confidentiality.  Foothill agrees to hold all material information obtained by it pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information; it being understood and agreed by Borrower that in any event Foothill may make disclosures (a) reasonably required by any bona fide potential or actual assignee, transferee, or participant in connection with any contemplated or actual assignment or transfer by Foothill of an interest herein or any participation interest in Foothill’s rights hereunder, (b) of information that has become public by disclosures made by Persons other than Foothill, its Affiliates, assignees, transferees, or participants, or (c) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, Foothill shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof.

15.4                           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

15.5                           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.6                           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.7                           Amendments in Writing.  This Agreement can only be amended by a writing signed by both Foothill and Borrower.

15.8                           Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

15.9                           Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or the transfer by Borrower to Foothill of any property of Borrower should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.10                     Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

15.11                     Borrower Acknowledgment of Prior Obligations and Continuation Thereof.  Borrower (a) consents to the amendment and restatement of the Existing Loan Agreement by this Agreement; (b) acknowledges and agrees that (i) its obligations owing to Foothill, and (ii) the prior grant or grants (if any) of security interests in favor of Foothill in its properties and assets, under each “Loan Document” (as defined in the Existing Loan Agreement; hereinafter referred to as the “Original Loan Documents”) and each Loan Document to which it is a party shall be in respect of the obligations of Borrower under this Agreement and the other Loan Documents; (c) reaffirms (i) all of its obligations owing to Foothill, and (ii) all prior grants (if any) of security interests in favor of Foothill under each Original Loan Document and each Loan Document; and (d) agrees that, except as expressly amended hereby, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect.  Borrower acknowledges that, as of the Restatement Effective Date, under the Existing Loan Agreement: (i) the aggregate outstanding principal amount of the Advances is $11,643,335.41, (ii) the accrued but unpaid interest on such Advances and accrued fees is $22,615.36, (iii) the aggregate outstanding principal amount of the Capital Expenditure Loan is $0.00, (iv) the accrued but unpaid interest on such Capital Expenditure Loan is $0.00, (v) the accrued but unpaid fee pursuant to Section 2.2(d) is $0.00 and (vi) the accrued but unpaid fee pursuant to Section 2.10(c) of the Existing Loan Agreement is $0.00.  Borrower hereby confirms and agrees that all outstanding principal, interest and fees (including such accrued and unpaid principal, interest and fees set forth in the immediately preceding sentence) and other obligations under the Existing Loan Agreement immediately prior to the Restatement Effective Date shall, to the extent not paid on the Restatement Effective Date, from and after the Restatement Effective Date, be, without duplication, Obligations owing and payable pursuant to this Agreement (with respect to all such amounts, payable on the first day of calendar month occurring following the Restatement Effective Date as part of all other amounts payable on such date) and the other Loan

Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by this Agreement and the other Loan Documents.  Although Borrower has been informed of the matters set forth herein and has acknowledged and agreed to same, it understands that Foothill shall have no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future amendments or modifications, and nothing herein shall create such a duty.

15.12                     No Novation.  This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Loan Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Loan Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower from any of its obligations or liabilities under the Existing Financing Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith.  Borrower hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Effective Date, all references in any such Original Loan Document to “the Loan and Security Agreement,” “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to Foothill or to grant to Foothill a security interest in or lien on, any collateral as security for the obligations of the Borrower from time to time existing in respect of the Existing Loan Agreement, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

WELLS FARGO FOOTHILL, INC.,
a California corporation

By:
Title:

IMAGE ENTERTAINMENT, INC.,
a California corporation

By:
Title: